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Exhibit 3.1

                            ARTICLES OF INCORPORATION
                                       OF
                         ALLIANCE BANCSHARES CALIFORNIA

      ONE: NAME

      The name of the corporation is:

            Alliance Bancshares California

      TWO: PURPOSE

      The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporations Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

      THREE: AUTHORIZED STOCK

      This corporation is authorized to issue two classes of shares designated respectively "Common Stock" and "Preferred Stock" and referred to either as Common Stock or Common shares and Preferred Stock or Preferred shares, respectively. The number of shares of Common Stock is Twenty Million (20,000,000), and the number of shares of Preferred Stock is Twenty Million (20,000,000).

      FOUR: RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS

            The Preferred shares may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred shares and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred shares, and within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.


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      FIVE: DIRECTOR LIABILITY

      The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

      SIX: INDEMNIFICATION

      The corporation is authorized to indemnify its agents (as defined from time to time in Section 317 of the California Corporations Code) to the fullest extent permissible under California law. Any amendment, repeal or modification of the provisions of this Article shall not adversely affect any right or protection of an agent of the corporation existing at the time of such amendment, repeal or modification.

      SEVEN: AGENT FOR SERVICE OF PROCESS

      The name and address in this State of this corporation's initial agent for service of process is:

                           Gary Steven Findley
                           1470 North Hundley Street
                           Anaheim, California 92806

      IN WITNESS WHEREOF, for the purpose of forming this corporation under the laws of the State of California, the undersigned, constituting the incorporator of this corporation, has executed these Articles of Incorporation.

Dated: February 16, 2000


                                             /s/ Gary Steven Findley
                                             -----------------------------------
                                             Gary Steven Findley

      I hereby declare that I am the person who executed the foregoing Articles of Incorporation, which execution is my act and deed.


                                             /s/ Gary Steven Findley
                                             -----------------------------------
                                             Gary Steven Findley


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